UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2020

BCB BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

New Jersey	0-50275	26-0065262
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

104-110 Avenue C, Bayonne, New Jersey	07002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 823-0700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
	Common Stock, no par value	BCBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 24, 2020, BCB Community Bank (the “Bank”), the wholly owned subsidiary of BCB Bancorp, Inc. (the “Company”), entered into employment agreements with each of Thomas M. Coughlin, Chief Executive Officer and President of the Bank, and Michael Lesler, Chief Operating Officer and Executive Vice President of the Bank.  Mr. Coughlin’s agreement was made retroactively effective as of January 1, 2020, for an initial three-year term ending on December 31, 2022. The agreement will automatically renew for an additional three years unless the Bank provides written notice of termination of the agreement no less than ninety days prior to the expiration of the term or until such time as either party terminates the agreement.  Mr. Lesler’s agreement was made retroactively effective as of January 1, 2020, for an initial two-year term ending on December 31, 2021. The agreement will automatically renew for an additional two years unless the Bank provides written notice of termination of the agreement no less than ninety days prior to the expiration of the term or until such time as either party terminates the agreement.

The agreements provide Mr. Coughlin with an annual base salary of $585,000, and Mr. Lesler with an annual base salary of $331,000.  The executives will also be entitled to discretionary performance bonuses of up to 50% of their base salaries and other incentive compensation and bonus plans or arrangements of the Bank. In addition, the executives are entitled to participate in the employee benefit plans offered by the Bank and will be reimbursed for business expenses incurred.  The Bank will also provide the executives with life, medical, dental and disability coverage.

In the event of involuntary termination of employment for reasons other than cause, disability or death, the executives will each receive cash lump sum payments equal to their base salaries through the remaining terms of the agreements.  In addition, the executives will receive continued life insurance coverage and non-taxable medical and dental insurance coverage under the same terms and conditions immediately prior to the executive’s termination that will cease upon the earlier of (A) the later of one (1) calendar year or the end of the term of the agreement; (B) the date on which substantially comparable coverage is made available to them through  subsequent employment; or (C) the date the executive becomes eligible for Medicare coverage.

Upon the occurrence of a change in control of the Company or the Bank, Mr. Coughlin will receive a lump sum payment equal to 2.9 times (2.9x) his annual base salary at the time of a change in control.  Upon the occurrence of a change in control of the Company or the Bank, Mr. Lesler will receive a lump sum payment equal to 2.0 times (2x) his annual base salary at the time of a change in control. These payments will be paid within thirty days following the date of the change in control in lieu of the cash severance payments described above.  However, the change in control payments would be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

The foregoing description is qualified in its entirety by reference to the agreements attached hereto as Exhibits 10.1 and 10.2 and are incorporated by reference into this Item 5.02.

Item 9.01               Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company Transactions. Not applicable.
(d)	Exhibits.

	Exhibit Number	Description

	Exhibit 10.1	Employment Agreement between BCB Community Bank and Thomas M. Coughlin effective January 1, 2020
	Exhibit 10.2	Employment Agreement between BCB Community Bank and Michael Lesler effective January 1, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BCB BANCORP, INC.
DATE: February 27, 2020	By:	/s/ John J. Brogan
John J. Brogan, Esq.
General Counsel